Exhibit 4.4
                   Form of Note and Warrant Purchase Agreement

                               DIGITEC 2000, INC.
                               8 West 38th Street
                            New York, New York 10018

                       NOTE AND WARRANT PURCHASE AGREEMENT

                                       Re:

                         $2,000,000 10% Six Month Notes

                                       and

                        Warrants to Purchase Common Stock

                                                         As of September 1, 1998

To the Purchaser named in Schedule I
hereto which is a signatory of this Agreement

Gentlemen:

      The undersigned, Digitec 2000, Inc., a Nevada corporation (the "Company"), hereby agrees with you as follows:

SECTION 1. PURCHASE AND SALES OF NOTES.

1.1. Issue of Notes.

      The Company has authorized the issue and sale of its 10% Six Month Notes in the aggregate principal amount of up to $2,000,000 (the "Notes"), to be dated the date of issue, to bear interest at the rate of 10% per annum prior to maturity, which accrued interest shall be payable ninety (90) days after issuance and at maturity, until the principal amount thereof shall be due and payable, to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 18%, with the unpaid principal thereof to mature on the one hundred eightieth (180th) day after issuance, and to be substantially in the form attached hereto as Exhibit A.

      Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The principal of the Notes and interest and any premium thereon shall be payable in accordance with the terms set forth in the Notes, subject to Section 4.1 of this Agreement. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates, except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 4.1 of this Agreement. The terms "Notes" and "Warrants" as used herein shall include all 10% Six Month Notes and the Warrants, as hereinafter defined, of the Company delivered pursuant to this Agreement and the separate Note and Warrant Purchase Agreements, in substantially similar form, with the other purchasers named in Schedule I thereto, true and correct copies of which separate agreements will be delivered to you upon written request. You and such other purchasers are hereinafter sometimes referred to as the "Purchasers" or "Holder".

1.2. The Closings.

      Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, the Note or Notes at a price of 100% of the principal amount thereof, together with the number of Warrants, as hereinafter defined, set forth opposite your name in
Schedule I.

      Delivery of the respective Notes and Warrants to the Purchasers will be made at the offices of Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York 10036 at 10:00 a.m., New York time, on such date not later than September 15, 1998 as may be mutually agreed to by the Company and the Purchasers against payment therefor in Federal Reserve funds current and immediately available in New York, New York to an account designated by the Company. Your commitment to purchase a Note or Notes shall expire on September 15, 1998. One or more Notes will be delivered to you registered in your name or in the name of such nominee as may be specified in Schedule I hereto. The date agreed upon for delivery of Notes and Warrants to the Purchasers shall be referred to as a "Closing Date", and in each instance the consummation of the purchase of Notes and Warrants by any Purchaser of Notes and Warrants pursuant hereto shall be referred to as a "Closing".

      Concurrently with the execution and delivery of this Agreement or promptly thereafter, but not later than September 11, 1998, the Company is entering into a similar agreement with each of the other Purchasers. Your obligations and those of the other Purchasers shall be several and not joint and you shall not be liable or responsible for the acts or defaults of any other Purchaser.

1.3. Warrants to Purchase Common Stock

      In consideration of, and as an inducement to, your purchase of the Notes, the Company also agrees to deliver to you on the Closing Date warrants (such warrants together with the warrants delivered to the other Purchasers being referred to collectively as the "Warrants") substantially in the form attached hereto as Exhibit B to purchase 50,000 shares of the Common Stock, $.001 par value per share, of the Company ("Common Stock") at a price per share equal to $2.375 (the "Exercise Price") for each $100,000 principal value of Notes purchased, appropriately apportioned for smaller principal amounts, and indicated on Schedule 1 pursuant to this Agreement. The number of shares


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which may be purchased upon the exercise of the Warrants and the price per share are subject to adjustment in the manner and on the terms and conditions set forth herein.


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

1.4. Purchase for Investment.

      (a) You represent to the Company that you are purchasing the Notes and the Warrants for your own account, for investment and with no present intention of distributing or reselling the Notes, the Warrants, the shares of Common Stock purchasable thereunder or any interest therein, but without prejudice, however, to your right at all times to sell or otherwise dispose of all or any part of the Notes, the Warrants or the shares of Common Stock purchasable thereunder under a registration statement filed under the Securities Act of 1933, as amended (the "Act"), or in a transaction exempt from the registration requirements of such Act and, in the event the facts so warrant, evidenced by an opinion of counsel reasonably satisfactory to the Company.

      (b) You further represent to the Company that you are (i) an "accredited investor," as that term is defined in Regulation D under the Act and (ii) you have such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that you are capable of evaluating the merits and risks of an investment in the Notes, Warrants and the securities purchasable upon exercise of the Warrants and the suitability thereof as an investment.

      (c) It is understood and agreed that the Notes and Warrants will bear the legends set forth thereon in Exhibits A and B.

1.5. Failure to Deliver.

      If at the Closing of the sale of the Notes to you the Company fails to tender to you the Notes and the Warrants to be purchased by you or if the conditions specified in Section 3 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Nothing in this Section shall operate to relieve the Company from any of its obligations hereunder or to waive any of your rights against the Company.

1.6. Expenses.

      Whether or not the Notes and the Warrants are sold, the Company will pay all expenses relating to this Agreement, including but not limited to:

            (a) the cost of reproducing this Agreement, the Warrants, the Warrant Agreement and the Notes;

            (b) the fees and disbursements of your special counsel;

            (c) your out-of-pocket expenses;

            (d) the cost of delivering to your home office, insured to your satisfaction, the Notes and the Warrants purchased by you at the closing;

            (e) all expenses relating to any amendments, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendment, waiver or consent resulting from any work-out, restructuring or similar proceeding relating to the performance by the


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

      Company of its obligations under this Agreement, the Warrant Agreement, the Warrants and the Notes.

      The obligations of the Company under this Section 1.6 shall survive the payment or prepayment of the Notes and the termination of this Agreement and the exercise or expiration of the Warrants.

SECTION 2. WARRANTIES AND REPRESENTATIONS.

      A. The Company warrants and represents to you as of the date of this Agreement that:

2.1 Corporate Organization and Authority of the Company and Subsidiaries.

      The Company

            (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

            (b) has all requisite power and authority, has taken all necessary corporate actions, and has all necessary licenses and permits, to execute, deliver and perform this Agreement, the Notes and the Warrants and own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted, except as would not have a material adverse effect on the Company, and, upon execution and delivery by the Company, this Agreement, the Notes and the Warrants will constitute legal, valid and binding agreements or instruments of the Company and the obligations of the Company thereunder will be enforceable in accordance with their respective terms.

            (c) is duly licensed or qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or the nature of its activities makes such licensing or qualification necessary, except as would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

            (d) The execution, delivery and performance of this Agreement, the Notes and the Warrants, and the consummation of the transactions contemplated thereby, do not and will not conflict with or result in a breach of any material term or provision of, or constitute a default under, or result in the maturing of any indebtedness pursuant to, any indenture, mortgage, deed of trust, note or loan agreement, or other material agreement or instrument to which the Company is a party and by which the Company or any of its properties is bound. The execution, delivery and performance by the Company of this Agreement, the Notes and the Warrants and the consummation of the transactions contemplated thereby do not and will not result in a violation of any judgment, order, decree, determination or award of any court or governmental authority now in effect and applicable to the Company or to any of its properties.

            (e) Except for those which have been obtained by the Company, no consent, approval, authorization or order of any court or governmental agency is or was required (a)


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

      for the execution and delivery by it of this Agreement, the Notes and the Warrants, (b) for the consummation by it of the transactions contemplated hereby or (c) for the performance by it of its obligations hereunder.

2.2. SEC Reports and Filings; Financial Statements.

            (a) The Forms 10-K and 10-Q for the periods ending June 30, 1997 and September 30 and December 31, 1997 and March 31, 1998, together with the Registration Statement on Form S-1 with respect to the Company's Common Stock filed with the Securities and Exchange Commission on April 20, 1998 as amended and declared effective on June 30, 1998 and as subsequently "stickered" are accurate and complete as of the date of filing ("SEC Documents"). The consolidated balance sheets of the Company and its subsidiaries as of June 30, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows of the Company and its subsidiaries for the fiscal years ended on such date, such annual statement accompanied by a report thereon containing an opinion without qualifications except as therein noted, by BDO Seidman & Co., was prepared in accordance with generally accepted accounting principles consistently applied, except for accounting changes noted in such reports, and present fairly the financial position of the Company and its subsidiaries as of such dates and the results of their operations for such periods. The unaudited consolidated balance sheets of the Company and its subsidiaries as of September 30, 1997 and December 31, 1997 and March 31, 1998 and statements of operations, stockholders' equity and cash flows of the Company and its subsidiaries for the quarterly periods ended on said dates, copies of which have been furnished to you, have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of the Company and its subsidiaries as of such dates and the results of their operations for such periods.

            (b) Since March 31, 1997, except as set forth in the aforesaid quarterly financial statements and Exhibit C, there has been no change in the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its subsidiaries except changes in the ordinary course of business, none of which individually or in the aggregate have been materially adverse to the properties, business, profits or financial condition of the Company and its subsidiaries.

2.3. Full Disclosure.

      Neither this Agreement, nor the SEC Documents, nor any written statement furnished by the Company or its agents to you in connection with the negotiation of the sale of the Notes and the Warrants, contains any untrue statement of a material fact known to the Company or any of its subsidiaries or omits a material fact known to the Company or any of its subsidiaries necessary to make the statements contained therein or herein not misleading. There is no fact known to the Company or any of its subsidiaries (or which, after due inquiry, should have been known) which the Company has not disclosed to you in writing (other than general economic conditions and conditions prevailing in the industry in general) which materially affects adversely, nor, so far as the Company can foresee, could materially affect adversely, the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole or the ability of the Company to perform its obligations contained in this Agreement, the Warrants, the Warrant Agreement or the Notes.


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

2.4. Pending Litigation.

      Except as set forth in the SEC Documents and on Exhibit C, there are no actions, suits, investigations, arbitrations or other proceedings pending or, to the best knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company or any subsidiary in any court or before any governmental authority or arbitration board or tribunal which, if adversely determined, would materially and adversely affect the properties, business, profits or condition (financial or otherwise) of the Company and its subsidiaries or the ability of the Company to perform its obligations contained in this Agreement, the Warrants, the Warrant Agreement or the Notes. Neither the Company nor any subsidiary is in default with respect to any order of any court, governmental authority or arbitration board or tribunal, which default could have a material adverse effect on the condition (financial or otherwise) of the Company and its subsidiaries taken as a whole.

2.5. Private Offering.

      The Company has not offered nor will it offer the Notes or Warrants or any similar security nor has it solicited nor will it solicit an offer to acquire the Notes or Warrants or any similar security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or the Warrants or any similar security with any person other than the Purchasers and not more than 50 other institutional investors, each of whom was offered a portion of the Notes and the Warrants at private sale for investment. For purposes of the preceding sentence, "similar security" shall mean any security, the offer or sale of which would be "integrated" with the offer and sale of the Notes and Warrants under applicable securities laws and regulations.

SECTION 3. CLOSING CONDITIONS.

      Your obligation to purchase and pay for the Notes and the Warrants to be delivered to you on the Closing Date on which you will purchase Notes and Warrants pursuant to Section 1.2 shall be subject to the following conditions precedent:

3.1. Warranties and Representations True as of the Closing.

      The warranties and representations contained in Section 2 shall be true in all material respects on the Closing Date with the same effect as though made on and as of that date.

3.2. Compliance with this Agreement.

      The Company shall have performed and complied with all agreements and conditions contained herein which are required to be performed or complied with by the Company on or before the Closing Date.

3.3. Officers' Certificate.

      You shall have received a certificate dated the Closing Date and signed by the President or any Vice President, certifying that the conditions specified in Sections 3.1 and 3.2 have been fulfilled and setting forth the names, addresses and amounts of Notes purchased by all Purchasers.


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

SECTION 4. PREPAYMENTS.

4.1. Company's Option to Prepay.

      The Company may at any time in accordance with the other terms of this Agreement prepay the Notes in whole or in part (provided that any partial prepayment shall be a prepayment of at least $1,000 principal amount) by paying to the registered holders of the Notes in immediately available funds in accordance with the terms of the Notes the principal amount to be prepaid plus all interest owing on the principal amount so prepaid (accrued to the time of actual payment)..

SECTION 5. COMPANY BUSINESS COVENANTS.

      From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

5.1. Maintenance of Properties and Corporate Existence.

      (a) The Company will, and will cause each of its subsidiaries to do or cause to be done, all things necessary to preserve and keep in full force, and effect the existence of the Company and each of its subsidiaries and the rights and franchises of the Company and each of its subsidiaries which are material to the proper conduct of the business of the Company and its subsidiaries.

      (b) The Company shall (i) reserve at all times a sufficient number of shares of Common Stock to permit the exercise of the Warrants and (ii) take no action to limit or prevent the exercise of the Warrants.

5.2. Financial Reports.

      The Company will provide the following reports to each registered holder of Notes:

            (a) as soon as practicable and in any event within 50 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations, stockholders' equity and cash flows of the Company and its subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year end adjustments;

            (b) as soon as practicable and in any event within 95 days after the end of each fiscal year, consolidating and consolidated statements of operations, stockholders' equity and cash flows of the Company and its subsidiaries for such year, and the consolidating and consolidated balance sheet of the Company and its subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable and, as to the consolidated statements, certified to

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
      the Company by its independent public accountants (and accompanied by a certificate of such accountants stating (i) that they have reviewed this Agreement, (ii) whether, in making their audit, such accountants have become aware of any condition, circumstance or event which then constitutes an Event of Default and (iii) if any such condition, circumstance or event is known to them, specifying the nature and period of existence thereof).

5.3. Payment of Notes, Registers and Maintenance of Office.

      (a) The Company will punctually pay or cause to be paid the principal, premium, if any, and interest to become due in respect of the Notes according to the terms thereof. The Company will maintain an office which shall at all times be in the State of New York where notices, presentations, demands and service of process in respect of this Agreement, the Notes or the Warrants may be made upon it. The register of the Notes and Warrants shall be maintained thereat by the Company. Such office shall be maintained at 8 West 38th Street, New York, New York 10018, until such time as the Company shall notify the registered holders of the Notes and the Warrants of any change of location of such office.

      (b) The Company irrevocably and unconditionally submits to the jurisdiction of the courts of the State of New York in respect to all matters arising under this Agreement, the Notes and the Warrants and hereby waives any objection to the laying of venue or convenience of the forum in any suit, action or proceeding in such courts.

SECTION 6. ANTI-DILUTION PROVISIONS; REGISTRATION RIGHTS

6.1. Anti-Dilution Provisions.

      The Exercise Price shall be subject to adjustment from time to time as provided in Sections 6.1 through 6.12. Upon each adjustment of the Exercise Price, each holder of a Warrant (a "Holder") shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the largest number of Warrant Shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable hereunder immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment. For purposes of this Agreement, the term "Capital Stock", as used herein, means the Common Stock and any additional class of stock of the Company having no preference as to dividends or distributions on liquidation which may be authorized in the future by an amendment to the Company's charter. In addition, as used hereinafter, the following terms have the following meanings:

      "Additional Shares of Capital Stock" shall mean all shares (including treasury shares) of Capital Stock issued or sold (or, pursuant to Sections 6.4 or 6.5 hereof deemed to be issued) by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company, other than shares of Common Stock issued upon the exercise of the Warrants.

      "Convertible Securities" shall mean any evidences of indebtedness, shares of stock, or securities directly or indirectly convertible into or exchangeable for Additional Shares of Capital Stock.


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

      "Market Price" shall mean, on any date specified herein, (A) if any class of Capital Stock is listed or admitted to trading on any national securities exchange, the highest price obtained by taking the arithmetic mean over a period of 20 consecutive Trading Days ending the second Trading Day prior to such date of the average, on each such Trading Day, of the high and low sale prices of shares of each such class of Capital Stock or if no such sale takes place on such date, the average of the highest closing bid and lowest closing asked prices thereof on such date, in each case as officially reported on all national securities exchanges on which each such class of Capital Stock is then listed or admitted to trading, or (B) if no shares of any class of Capital Stock are then listed or admitted to trading on any national securities exchange or if such exchange is not the principal trading market for such Capital Stock, the last sale price of any class of Capital Stock on such date in the over-the-counter market as reported by NASDAQ if such Capital Stock is quoted on the NASDAQ National Market or NASDAQ SmallCap Market or the National Association of Securities Dealers, Inc., if quoted on the OTC Bulletin Board, or, if no such shares of any class of Capital Stock are then quoted in such markets, the average of the highest bid and lowest asked prices as published by the National Quotation Bureau, Inc. or any similar successor organization. If no shares of any class of Capital Stock are then listed or admitted to trading on any national securities exchange and if no last sale price or closing bid and asked prices thereof are then so reported, quoted or published in the over-the-counter market, "Market Price" shall mean the higher of (x) the book value per share of Capital Stock (assuming for the purposes of this calculation the economic equivalence of all shares of all classes of Capital Stock) as determined on a fully diluted basis in accordance with generally accepted accounting principles by a firm of independent certified public accountants of recognized standing selected by the Board of Directors of the Company, as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made or (y) the fair value per share of Capital Stock (assuming for the purposes of this calculation the economic equivalence of all shares of all classes of Capital Stock), as determined on a fully diluted basis in good faith by an independent investment banking firm (as selected by the Board of Directors of the Company), as of a date which is 15 days preceding the date as of which the determination is to be made.

      "Options" shall mean rights, options, or warrants to subscribe for, purchase, or otherwise acquire either Additional Shares of Capital Stock or Convertible Securities.

      "Other Securities" shall mean any stock (other than Capital Stock) and any other securities of the Company or any other person (corporate or otherwise) which the Holders at any time shall be entitled to receive, or shall have received, upon the exercise or partial exercise of the Warrants, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 6.10 hereof or otherwise.

      "Warrant Shares" shall mean the shares of Capital Stock or Other Securities issued or issuable upon exercise of a Warrant.

6.2. Issuance of Additional Shares of Capital Stock.

      In case the Company at a time or from time to time after the date hereof, shall issue or sell Additional Shares of Capital Stock without consideration or for a consideration per share less than the greater of the Exercise Price or the Market Price in effect, in each case, on the date of and


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

immediately prior to such issue or sale, then, and in each such case, subject to
Section 6.9 hereof, the Exercise Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .1 of a cent) determined by multiplying such Exercise Price by a fraction:

            (a) the numerator of which shall be (i) the number of shares of Capital Stock outstanding immediately prior to such issue or sale plus (ii) the number of shares of Capital Stock which the aggregate consideration received by the Company for the total number of such Additional Shares of Capital Stock so issued or sold would purchase at the greater of such Market Price or such Exercise Price, and

            (b) the denominator of which shall be the number of shares of Capital Stock outstanding immediately after such issue or sale;

provided that, for the purposes of this Section 6.2, (x) immediately after any Additional Shares of Capital Stock are deemed to have been issued pursuant to
Section 6.4 or 6.5 hereof, such Additional Shares shall be deemed to be outstanding, and (y) treasury Shares shall not be deemed to be outstanding.

6.3. Extraordinary Dividends and Distributions.

      In case the Company, at any time or from time to time after the date hereof shall declare, order, pay, or make a dividend or other distribution (including, without limitation, any distribution of other or additional stock or other securities or property or Options by way of dividend or spin-off, reclassification, recapitalization, or similar corporate rearrangement) on the Capital Stock, other than (a) a dividend payable in Additional Shares of Capital Stock or Convertible Securities or in Options for Capital Stock or (b) a dividend payable in cash or other property, declared out of retained earnings of the Company, then, and in each such case, subject to Section 6.9 hereof, the Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of any class of securities entitled to receive such dividend or distribution shall be reduced, effective as of the close of business on such record date, to a price (calculated to the nearest .1 of a cent) determined by multiplying such Exercise Price by a fraction

            (a) the numerator of which shall be the Market Price in effect on such record date or, if any class of Capital Stock trades with respect to said dividend or other distribution on an ex-dividend basis, the date prior to the commencement of ex-dividend trading, less the value of such dividend or distribution (as determined in good faith by the Board of Directors of the Company) applicable to one share of Capital Stock, and

            (b) the denominator of which shall be such Market Price.

6.4. Treatment of Options and Convertible Securities.

      In case the Company, at any time to time after the date hereof, shall issue, sell, grant, or assume, or shall fix a record date for the determination of holders of any class of securities entitled to receive any Options or Convertible Securities, then, and in each such case, the maximum number of Additional Shares of Capital Stock (as set forth in the instrument relating thereto, without regard


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

to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Capital Stock issued as of the time of such issue, sale, grant, or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that such Additional Shares of Capital Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 6.06 hereof) of such shares would be less than the greater of the Exercise Price or the Market Price in effect, in each case, on the date of and immediately prior to such issue, sale, grant, or assumption or immediately prior to the close of business on such record date or, if the Capital Stock trades with respect to said Options or Convertible Securities on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading, as the case may be, and provided, further, that in any such case in which Additional Shares of Capital Stock are deemed to be issued,

            (a) no further adjustment of the Exercise Price shall be made upon the subsequent issue or sale of Additional Shares of Capital Stock or Convertible Securities upon the exercise of such Options or the conversion or exchange of such Convertible Securities;

            (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Additional Shares of Capital Stock issuable, upon the exercise, conversion, or exchange thereof (by change of rate or otherwise), the Exercise Price computed upon the original issue, sale, grant, or assumption thereof (or upon the occurrence of the record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options, or the rights of conversion or exchange under such Convertible Securities, which are outstanding at such time;

            (c) upon the expiration of any such Options or of the rights of conversion or exchange under any such Convertible Securities which shall not have been exercised (or upon purchase by the Company and cancellation or retirement of any such Options which shall not have been exercised or of any such Convertible Securities the rights of conversion or exchange under which shall not have been exercised), the Exercise Price computed upon the original issue, sale, grant, or assumption thereof (or upon the occurrence of the record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration (or such cancellation or retirement, as the case may be), be recomputed as if:

                  (i) in the case of Options for Capital Stock or of Convertible Securities, the only Additional Shares of Capital Stock issued or sold (or deemed issued or sold) were the Additional Shares of Capital Stock, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor were (A) an amount equal to (1) the consideration actually received by the Company for the issue, sale, grant, or assumption of all such Options, whether or not exercised, plus (2) the consideration actually received by the Company upon such exercise, minus (3) the consideration paid by the Company for any purchase of such Options which were not exercised, or (B) an amount equal to (1) the consideration actually received by the Company for the issue, sale, grant, or assumption of all such Convertible Securities which were a converted or exchanged, plus (2) the additional consideration, if any, actually received by the Company upon such conversion or exchange, minus

(3) the excess, if any, of the consideration paid by the Company for any purchase of such Convertible Securities, the rights of conversion or exchange under which were not exercised over an amount that would be equal to the fair value (as determined in good faith by the Board of Directors of the Company) of the Convertible Securities so Purchased if such Convertible Securities were not convertible into or exchangeable for Additional Shares of Capital Stock, and

                  (ii) in the. case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise of such Options were issued at the time of the issue, sale, grant, or assumption of such Options, and the consideration received by the Company for the Additional Shares of Capital Stock deemed to have then been issued were an amount equal to
(A) the consideration actually received by the Company for the issue, sale, grant, or assumption of all such Options, whether or not exercised, plus (B) the consideration deemed to have been received by the Company (pursuant to Section
6.6 hereof) upon the issue or sale of the Convertible Securities with respect to which such Options were actually exercised, minus (C) the consideration paid by the Company for any purchase of such Options which were not exercised; and

            (d) no readjustment pursuant to subdivision (b) or (c) above shall have the effect of increasing the Exercise Price then in effect, unless such adjustment is in respect of the expiration of Options consisting of rights issued to shareholders of the Company to purchase Capital Stock or Convertible Securities, which rights expire not more than 60 days after the issue thereof, in which event such readjustment may have the effect of increasing the Exercise Price by an amount not in excess of the amount of the adjustment thereof originally made in respect of the issue of such rights.

6.5. Treatment of Stock Dividends, Stock Splits, Etc.

      In case the Company, at any time or from time to time after the date hereof, shall declare or pay any dividend or other distribution on the Capital Stock payable in Capital Stock, or shall effect a subdivision of the outstanding shares of Capital Stock into a greater number of shares of Capital Stock (by reclassification or otherwise than by payment of a dividend in Capital Stock), then, and in each such case, Additional Shares of Capital Stock shall be deemed to have been issued (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (b) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective.

6.6. Computation of Consideration.

      For the purposes of Sections 6.1 through 6.12:

            (a) The consideration for the issue or sale of any Additional Shares of Capital Stock or for the issue, sale, grant, or assumption of any Options or Convertible Securities, irrespective of the accounting treatment of such consideration,

                  (i) insofar as it consists of cash, shall be computed as the amount of cash received by the Company, and insofar as it consists of securities or other property, shall be computed as of the date immediately preceding such issue, sale, grant, or assumption as the fair value (as determined in good faith by the Board of Directors of the Company) of such consideration (or, if such consideration is received for the issue or sale of Additional Shares of Capital Stock and the Market Price thereof is less than the fair value, as so determined, of such consideration, then such consideration shall be computed as the Market Price of such Additional Shares of Capital Stock), in each case without deducting any expenses paid or incurred by the Company, any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers, or others performing similar services, and any accrued interest or dividends in connection with such issue or sale, and

                  (ii) in case Additional Shares of Capital Stock are issued or sold or Options or Convertible Securities are issued, sold, granted, or assumed together with other stock or securities or other assets of the Company for a consideration which covers both, shall be the proportion of such consideration so receive computed as provided in subdivision (i) above, allocable to such Additional Shares of Capital Stock or Options or Convertible Securities as the case may be, all as determined in good faith by the Board of Directors of the Company.

            (b) All Additional Shares of Capital Stock, Options, or Convertible Securities issued in payment of any dividend or other distribution on any class of stock of the Company and all Additional Shares of Capital Stock issued to effect a subdivision of the outstanding shares of Capital Stock into a greater number of shares of Capital Stock (by reclassification or otherwise than by payment of a dividend in Capital Stock) shall be deemed to have been issued without consideration.

            (c) Additional Shares of Capital Stock deemed to have been issued for consideration pursuant to Section 6.4 hereof, relating to Options and Convertible Securities, shall be deemed to have been issued for a consideration per share determined by dividing

                  (i) the total amount, if any, received and receivable by the Company as consideration for the issue, sale, grant, or assumption of the Options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, in each case comprising such consideration as provided in the foregoing subdivision (a), by

                  (ii) the maximum number of shares of Capital Stock (as set forth in the instruments relating thereto, without regard to any occasion contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (d) In case the Company shall issue any Additional Shares of Capital Stock, Options, or Convertible Securities in connection with the acquisition by the Company of the stock or assets of any other Corporation or the merger of any other corporation into the Company under circumstances where on the date of issue of such Additional Shares of Capital Stock, Options, or

Convertible Securities the consideration per share received for such Additional Shares of Capital Stock or deemed to have been received for the Additional Shares of Capital Stock deemed to be issued pursuant to Section 6.4 hereof is less than the Market Price per share of the Capital Stock in effect immediately prior to such issue, but on the date the number of Additional Shares of Capital Stock or the amount and the exercise price or conversion price of such Options or Convertible Securities to be so issued were set forth in a binding agreement between the Company and the other party or parties to such transaction, the consideration received for such Additional Shares of Capital Stock or deemed to have been received for the Additional Shares of Capital Stock deemed to be issued pursuant to Section 6.4 hereof would not have been less than the Market Price of the Capital Stock then in effect, such Additional Shares of Capital Stock shall not be deemed to have been issued for less than the Market Price of the Capital Stock if such terms so set forth in such binding agreement are not changed prior to the date of issue.

6.7. Adjustments for Combinations, Etc.

      In case the outstanding shares of Capital Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Capital Stock, the Exercise Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

6.8. Dilution in Case of Other Securities.

      In case any Other Securities shall be issued or sold or shall become subject to issue or sale upon the conversion or exchange of any securities of the Company or to subscription, purchase, or other acquisition pursuant to any options issued or granted by the Company for a consideration such as to dilute, on a basis to which the standards established in the other provisions of Sections 6.1 through 6.12 are applicable, the exercise rights of the Holders, then, and in each such case, the computations, adjustments, and readjustments provided for in Sections 6.1 through 6.12 with respect to the Exercise Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable upon the exercise of the Warrants, so as to protect the Holders against the effect of such dilution.

6.9. Minimum Adjustment of Exercise Price.

      If the amount of any adjustment of the Exercise Price required Pursuant to Sections 6.1 through 6.12 would be less than two percent (2%) of the Exercise Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least two percent (2%) of such Exercise Price; provided that, upon the exercise of the Warrants, all adjustments carried forward and not theretofore made up to and including the date of such exercise shall, with respect to the portion of the Warrants then exercised, be made to the nearest .1 of a cent.

6.10. Certain Issues Excepted.

      Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Exercise Price in the case of (a) the issuance of the Warrants, (b) the issuance of shares of Common Stock issuable upon exercise of the Warrants, (c) the granting, after the date hereof of stock options, warrants, phantom stock, restricted shares, performance shares or stock appreciation rights with respect to Capital Stock by the Company to employees of the Company or any of its subsidiaries pursuant to any stock compensation plan approved by the shareholders of the Company, (d) the issuance of shares of Common Stock upon the exercise of the stock options referred to in clause (c) above, and (e) the issuance of shares of Common Stock pursuant to those outstanding securities of the Company as of the date of this Agreement.

6.11. Changes in Capital Stock.

      In case at any time the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all the Company's assets, liquidation, or recapitalization of the Capital Stock) in which the previously outstanding Capital Stock shall be changed into or exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing (each such transaction being herein called the "Transaction", the date of consummation of the Transaction being herein called the "Consummation Date," the Company (in the case of a recapitalization of the Capital Stock or any other such transaction in which the Company retains substantially all of its assets and survives as a corporation) or such other corporation or entity (in each other case) being herein called the "Acquiring Company", and the common stock (or equivalent equity interests) of the Acquiring Company being herein called the "Acquirer's Common Stock"), then, as a condition of the consummation of the Transaction, lawful and adequate provisions shall be made so that the Holders, upon the exercise thereof at any time on or after the Consummation Date, shall be entitled to receive, and the Warrants shall thereafter represent the right to receive, upon payment of the then effective Exercise Price, in lieu of the Common Stock issuable upon such exercise prior to the Consummation Date, shares of the Acquirer's Common Stock.

6.12. Notice of Adjustment.

      Upon the occurrence of any event requiring an adjustment of the Exercise Price, then and in each such case the Company shall promptly deliver to the Holders an officer's certificate stating the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock issuable upon exercise of the Warrants, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Within 90 days after each fiscal year in which any such adjustment shall have occurred, or within 30 days after any request therefor by a Holder stating that such Holder contemplates exercise of the Warrants, the Company will obtain and deliver to the Holders the opinion of its regular independent auditors or another firm of independent certified public accountants of recognized national standing selected by the Company's Board of Directors, which opinion shall confirm adjustments to the Exercise Price.

6.13. Registration Rights.

            (a) If the Company at any time proposes to register any transfer of its Capital Stock under the Securities Act for its own account or for the account of a security holder (other than a registration relating to employee benefit plans, the acquisition of another company or business, or an exchange offer solely for already outstanding securities of the Company), the Company will each such time give prompt written notice to all holders of outstanding Warrant Shares (herein collectively called the "Prospective Sellers") of its intention to do so. Upon the written notification by any Prospective Seller of an intention to register a transfer of Warrant Shares under this Section 6.13 (stating the intended method of transfer of such Warrant Shares by such Prospective Seller and the number of Warrant Shares to be transferred), given within thirty (30) days after receipt of any such notice from the Company, the Company will cause such intended transfer of all Warrant Shares of which any such Prospective Sellers shall have given such notice to be registered under the Securities Act. The Company shall have the right to reduce or eliminate Warrant Shares of a Prospective Seller to be included pursuant to exercise of its incidental rights under this Section 6.13 in an underwritten offering, by the Company if, in the good faith opinion of the managing underwriter, supported by written reasons therefor, the inclusion of such shares would raise a substantial doubt as to whether the proposed offering could be successfully consummated, and if all directors or officers of the Company who had sought to have any of their shares included in such registration shall have withdrawn all such shares from registration; provided, however, that any reduction of Warrant Shares of a Prospective Seller to be included in an incidental registration pursuant to the above shall be made on a basis no less favorable to such Prospective Seller than a pro rata reduction of all securities requested to be registered on an incidental basis by all sellers of securities in such registration. The Company shall undertake to include in such a registration all of the Warrant Shares requested by the Prospective Sellers to be included in such registration that are not eliminated from such registration by the underwriters. In the case of an underwritten public offering by the Company, each Prospective Seller participating in such incidental registration shall, if requested by the managing underwriter, agree not to transfer any securities of the Company held by such Prospective Seller for a period of up to thirty (30) days following the effective date of the registration statement relating to such offering or such longer period as may be reasonably requested by such underwriter, but in no event to exceed ninety (90) days, and the Company hereby covenants that it will take whatever actions (including amendment of its registration statement) shall be reasonably necessary to enable such Prospective Seller to register a transfer of any such securities at such time.

            (b) (i) Following the Company becoming eligible to register securities with the Securities and Exchange Commission on Form S-3, the Company shall effect a registration on Form S-3 (or similar short form) with respect to all of the Warrant Shares whether or not registrations have been previously requested; provided if the Company has not filed a registration on Form S-3 (or similar short form) with respect to all of the Warrant Shares within six months of the Closing of the sale of the last of the Notes, the Company shall file a registration statement with respect to all of the Warrant Shares on Form S-1 prior to the expiration of such six month period and the Company shall use its best efforts to have such registration statement declared effective promptly; provided, further, if the Company determines in good faith that such filing would interfere with a material financing or acquisition and so notifies the holders of Warrant Shares, the Company shall have the right to delay for a period not to exceed ninety days the registration of Warrant Shares contemplated hereunder. (ii) With respect to any registration under Section 6.13, the Company shall bear all expenses and pay all fees in connection with such registration, including the preparation, filing and amendment of the registration statement and the printing of a prospectus and any supplement thereto in such reasonable quantities as requested by a Prospective Seller. The Company shall keep such registration effective and the prospectus current until all of the Warrant Shares registered thereunder have been sold.

            (c) The Prospective Sellers shall not have the right to participate in a registration under Section 6.13 if the Prospective Sellers receive a written opinion of counsel for the Company, in substance and authorship acceptable to the Prospective Sellers, together with a confirming opinion of counsel selected by such Prospective Sellers, which opinion shall be paid for by the Company, that such Prospective Sellers may make such transfer of all of their Warrant Shares (if applicable) in a public sale which will be in compliance with all applicable securities laws concerning transfer of non-registered securities. If Prospective Sellers participate in a registration under this Section 6.13, the Company and such Prospective Sellers shall provide to the other the usual indemnifications.

SECTION 7. EVENTS OF DEFAULT.

7.1. Events of Default.

      An "Event of Default" shall exist if any of the following occurs:

            (a) The Company fails to make any payment of principal or premium on any Note on or before the date such payment is due;

            (b) The Company fails to make any payment of interest on any Note when the same shall have become due and such default shall continue for a period of three calendar days;

            (c) The Company breaches any of its covenants hereunder;

            (d) A custodian, receiver, liquidator or trustee of the Company, or any of its subsidiaries which holds a substantial part of the properties of the Company and its subsidiaries (taken as a whole), or of any substantial part of the properties of the Company and its subsidiaries (taken as a whole), is appointed by court order and such order remains in effect for more than 60 days; or the Company, or any of its subsidiaries which holds a substantial part of the properties of the Company and its subsidiaries (taken as a whole), is adjudicated bankrupt or insolvent; or any substantial part of the properties of the Company and its subsidiaries (taken as a whole), is sequestered by court order and such order remains in effect for more than 60 days; or petition is filed against the Company or any of its subsidiaries which holds a substantial part of the properties under any bankruptcy, reorganization, arrangement insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed or stayed within 60 days after such filing; or

            (e) The Company, or any of its subsidiaries, files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or regulation, whether now or hereafter in effect, or consents to the filing of any petition against it under such law.

7.2 Default Remedies.

      (a) When any Event of Default described in paragraph (a) or (b) of Section
7.1 has occurred and is continuing, any holder of any Note which has not received the required payment, may, and when any Event of Default described in paragraph (c) through (e), inclusive, has occurred and is continuing, the holders of at least $350,000 in principal amount of the Notes may, exercise any right, power or remedy permitted to holders of the Notes by law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal and all interest accrued on all the Notes then outstanding to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment demand, protest or other notice of any kind, all of which are hereby expressly waived.

SECTION 8. INTERPRETATION OF THIS AGREEMENT.

8.1. Governing Law.

      This Agreement, the Notes, the Warrants and the other documents contemplated hereby shall be deemed to be contracts made under and shall be construed in accordance with and governed by the laws of the State of New York (without reference to the conflicts of laws principles thereof) and the laws of the United States of America.

8.2. Notices; Payments.

      (a) All notices and other communications under this Agreement or under the Notes shall be given or made by telex or in writing and telecopied or mailed by certified mail, return receipt requested, postage prepaid, air courier, or delivered personally to the intended recipient,

            (1) if to you, at your address and in the manner provided for notices in Schedule I to this Agreement, marked for attention as there indicated, or at such other address as you may have furnished the Company in writing;

            (2) if to the Company, at its address shown at the beginning of this Agreement, marked for the attention of the President, or at such other address as it may have furnished in writing to you and all other registered holders of the Notes at the time outstanding; or

            (3) if to any other holder of a Note, at its address set forth in the Register maintained by the Company.

      (b) All such notices and other communications shall be deemed to have been duly given when transmitted by telex or telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, three days after being duly deposited in the mails, in each case given or addressed as aforesaid.

      (c) All payments of principal, interest and premium due on any Note or any other amount due under this Agreement shall be made in strict compliance with the payment instructions contained in Schedule I with respect to the Purchaser which is party to this Agreement, or such substitute written instructions as such Purchaser or another registered holder of such Note may provide the Company in accordance with this Section 8.2.

8.3. Counterparts.

      This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one Agreement.

8.4. Headings and Table of Contents.

      The headings of the sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

      The execution by you shall constitute a contract between us for the uses and purposes hereinabove set forth.

      Dated as of the day and year first above written.

      IN WITNESS WHEREOF, the parties have executed and delivered this Note and Warrant Purchase Agreement as of the date first above written.

                               DIGITEC 2000, INC.

                                    By:
                                        ----------------------------------
                                          Its
                                              ----------------------------


                                    -----------------------------------

                                    By:
                                        ----------------------------------
                                          Its
                                              ----------------------------

                                   SCHEDULE I

Name and Addresses                      Principal               Shares Initially
of Purchaser;                           Amount of Notes         Purchasable
Payment Instructions                    to be Purchased         Under Warrants
--------------------                    ---------------         --------------

                                    EXHIBIT A

                               DIGITEC 2000, INC.
                               10% SIX MONTH NOTE
                               DUE MARCH __, 1998

No.__________                                                       ______, 1998

      DIGITEC 2000, INC., a Nevada corporation (the 'Company'), for value received, hereby promises to pay to

                               ------------------

                              Or Registered Holders
                             The Principal Amount of

                               -------------------
                               DOLLARS ($________)

and to pay, interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of Ten Percent (10%) per annum from the date hereof until maturity, payable ninety days after issuance and at maturity. The entire then outstanding principal amount and the unpaid interest shall be payable on March ___, 1999.

      Payments of principal, premium, if any, and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts by wire transfer in immediately available funds over the Federal Wire Transfer System to the registered holder hereof at the written instruction of the registered holder hereof or, at the option of the registered holder hereof, in such manner and at such other place in the United States of America as the registered holder hereof shall have designated to the Company in writing. If any amount of principal, premium, if any, or interest on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the next Business Day. "Business Day' means any day other than a Saturday, Sunday, statutory holiday or other day on which banks in New York, New York are required by law to close or are customer closed.

      The Company's obligations under this Note are unconditional and not subject to deduction, diminution, abatement, counter-claim, defense or set-off for any reason whatsoever. The Company's obligations hereunder shall not be subordinate to any other indebtedness of the Company.

      This Note is one of the 10% Six Month Notes of the Company in the aggregate principal amount of up to $2,000,000.00 issued under and pursuant to the terms and provisions of separate and several Note and Warrant Purchase Agreements, each dated as of September 1, 1998 (the "Purchase

Agreements"), entered into by the Company with the purchasers named therein; and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Purchase Agreements to all the benefits provided for thereby or referred to therein, to which Purchase Agreements reference is hereby made for the statement thereof. Said Purchase Agreements also provide for the issuance of Warrants of the Company to purchase its common stock.

      This Note is registered on the books of the Company and is transferable only by surrender thereof at the office of the Company in New York, New York, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

      This Note and the other Notes under the Purchase Agreements are not subject to prepayment or redemption at the option of the Company prior to its or their expressed maturity date except on the terms and conditions and in the amount and with premium, if any, provided for herein and in the Purchase Agreements. The Company agree to make required prepayments on account of said Notes in accordance with the provisions of this Note and the Purchase Agreements.

      THIS NOTE, THE NOTE AND WARRANT PURCHASE AGREEMENTS AND THE OTHER DOCUMENTS CONTEMPLATED THEREBY, INCLUDING BUT NOT LIMITED TO, THE WARRANTS, SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF) AND THE LAWS OF THE UNITED STATES OF AMERICA.


                                    DIGITEC 2000, INC.

                                    By:
                                        ----------------------------------
                                          Its
                                              ----------------------------

THIS NOTE IS SUBJECT TO THE TERMS AND PROVISIONS OF A NOTE AND WARRANT PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 1, 1998, BETWEEN DIGITEC 2000, INC. (THE "COMPANY") AND THE PURCHASER NAMED THEREIN (AS SUCH AGREEMENT MAY BE SUPPLEMENTED, MODIFIED, AMENDED, OR RESTATED FROM TIME TO TIME, THE "AGREEMENT"). COPIES OF THE AGREEMENT ARE AVAILABLE AT THE OFFICES OF THE COMPANY.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THIS NOTE MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER SAID ACT AND UNDER APPLICABLE STATE SECURITIES OR BLUE SKY LAWS OR EXEMPTIONS FROM SUCH REGISTRATION, AS EVIDENCED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

                                                                       EXHIBIT B

THESE WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF ARE SUBJECT TO THE TERMS AND PROVISIONS OF NOTE AND WARRANT PURCHASE AGREEMENTS, DATED AS OF SEPTEMBER 1, 1998, BETWEEN DIGITEC 2000, INC. (THE "COMPANY") AND THE PURCHASERS NAMED THEREIN (AS SUCH AGREEMENT MAY BE SUPPLEMENTED, MODIFIED, AMENDED, OR RESTATED FROM TIME TO TIME, THE "AGREEMENT"). COPIES OF THE AGREEMENT ARE AVAILABLE AT THE OFFICES OF THE COMPANY.

THESE WARRANTS AND ANY SHARES ISSUABLE UPON THE EXERCISE OF THESE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. NEITHER THE WARRANTS NOR ANY OF SUCH SHARES MAY BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER SAID ACT AND UNDER APPLICABLE STATE SECURITIES OR BLUE SKY LAWS OR EXEMPTIONS FROM SUCH REGISTRATION, AS EVIDENCED BY AN OPINION OF COUNSEL AS PROVIDED FOR IN THE AGREEMENT.


                               WARRANT CERTIFICATE

Certificate Number                                    Certificate for

W-
------------------                                    --------------------------
                                                      Warrants


This Certificate is Transferable
in New York, New York

                               DIGITEC 2000, INC.

               Incorporated under the Laws of the State of Nevada

            THIS CERTIFIES THAT, ______________________________________ for
value received, the registered holder hereof or registered assigns (the "Holder"), is entitled to purchase from Digitec 2000, Inc., a Nevada corporation (the "Company"), at any time after the date hereof and until 5:00 P.M., Eastern Standard Time, September __, 2003 at the purchase price of $_____ per share (the "Exercise Price"), as adjusted pursuant to Article 6 of the Note and Warrant

Purchase Agreements, dated as of September 1, 1998, among the Company and the Purchasers named therein (the "Purchase Agreements"), the number of shares of Common Stock, $.001 par value per share, of the Company (the "Common Stock") which is equal to the number of Warrants set forth above. The number of shares purchasable upon exercise of this Warrant and the Exercise Price per share shall be subject to adjustment from time to time as set forth in the Purchase Agreements. This Warrant shall not be redeemable by the Company and the Company shall take no action prior to September __, 2003 to terminate this Warrant. This Warrant is issued under and in accordance with the Purchase Agreement and is subject to the terms of the Purchase Agreement, to all of which terms every holder of this Warrant Certificate consents by acceptance hereof.

            A copy of the Purchase Agreement may be obtained for inspection by the Holder hereof upon written request to the Company.

            This Warrant may be exercised in whole or in part by presentation of this Warrant with the Election to Exercise at the end hereof duly executed and simultaneous payment of the Exercise Price (subject to adjustment) at the office of the Company in New York, New York. Payment of such price shall be made at the option of the Holder hereof in cash, by check or by surrender of Notes.

            Upon any partial exercise of this Warrant, there shall be issued to the Holder hereof a new Warrant Certificate in respect of the shares of Common Stock as to which this Warrant shall not have been exercised. No fractional shares will be issued upon the exercise of this Warrant, but the Company shall pay the cash value (as determined pursuant to the Purchase Agreements) of any fraction of a share of Common Stock upon the exercise of one or more Warrants.

            This Warrant Certificate may be exchanged either separately or in combination with other Warrant Certificates for new Warrant Certificates representing the same aggregate number of Warrants as are evidenced by the Warrant Certificate or Warrant Certificates exchanged. This Warrant Certificate is transferable at the office of the Company in New York, New York in the manner and subject to the limitation set forth in the Purchase Agreements.

            This Warrant does not entitle any Holder hereof to any of the rights of a stockholder of the Company.

Dated:  _____________________, 199_.


                                           DIGITEC 2000, INC.


By:                                        By:
   --------------------------                  ---------------------------
      Secretary                                  President

                       Notice of the call will be given as
                   provided in the Warrant Purchase Agreement

                              ELECTION TO EXERCISE

            The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant for, and to purchase thereunder, shares of Common Stock, as provided for therein.

            Please issue a certificate or certificates for such shares of Common Stock in the name of, and pay any cash for any fractional share to:

                              Name: __________________________________________

                              Signature:  ____________________________________

       Taxpayer Identification Number:  ______________________________________

                              Address:  ______________________________________

                                        ______________________________________

                              Note:  The above signature should correspond
                                     exactly with the name on the face of this Warrant Certificate or with the name of assignee appearing in assignment form below.

Signature Guaranteed

AND, if said number of shares shall not be all the shares purchasable under the within Warrant, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder less any fraction of a share paid in cash and delivered to the address stated above.

                                   ASSIGNMENT

            For value received, the undersigned hereby sells, assigns and transfers unto ________________________________________________________
(Taxpayer Identification Number: ________________________________) the within Warrant, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ___________________________________ attorney, to transfer said Warrant on the books of the within-named Company with full power of substitution in the premises.

Dated:  ________________, 19__


                                          ------------------------------

                                    Note: The above signature should correspond
                                          exactly with the name on the face of
                                          this Warrant Certificate.


Signature Guaranteed

--------------------------

                                                                       EXHIBIT C

      1. On August 6, 1998, the Company settled the litigation with Frontier Communications, Inc. initiated on June 9, 1998, subject to payment of $150,000 by the Company on or before September 7, 1998 and $50,000 two weeks following such initial payment by the Company.

      2. The Company and Premiere Communications, Inc. ("Premiere") are negotiating a release from the Independent Distribution Agreement, dated as of September 26, 1997, pursuant to an agreement with Premiere which provides for the Company to pay certain outstanding amounts currently payable to Premiere of approximately $600,000 in conjunction with new carrier and network services agreements. There are no assurances that these negotiations will be completed or that agreements satisfactory to the Company will be signed.

      3. The Company currently owes Vanity Fair Inc., the current sublessor of the Company's offices in New York, approximately $175,000 which is in arrears. Part of the proceeds of the current financing will be used to bring the Company current.